Dear Cameron:

This letter agreement (the "Agreement") sets forth the terms of your continued employment as Managing Director of UK Operations for Dollar Financial Group, Inc. ("DFG" or the 'Company"). The terms and conditions set forth herein reflect our discussions regarding your compensation and benefits package, as follows:

        START DATE           April 1, 2002 ("Start Date")

        TERM OF AGREEMENT    Twenty-seven (27) months, through June 30, 2004.

        COMPENSATION         (GBP) 117,700 yearly salary.

        BONUS You will be eligible for an annual bonus of up to 30% of your annual salary based upon attainment of mutually agreed upon goals. You will also be eligible to receive additional bonus awards of 60% and 100% of your base salary, should the Company achieve certain "stretch targets", to be mutually determined and agreed upon prior to the inception of each fiscal year.

        HOUSING The Company agrees to pay (pound)2,000 per month for the first 12 months of employment, and (pound)1,000 per month in the second year. An additional (pound)12,000 lump sum payment will be made at the expiration of this Agreement, provided that you are still employed with the Company on that date.


        ANNUAL TRIP The Company agrees to pay the airfare for your family to visit Australia, once per year, while this Agreement is in force.

        AUTOMOBILE The Company agrees to provide you with the use of a leased automobile during your employment, so long as any taxes that accrue to you for the use of said vehicle shall be borne solely by you.

        TUITION REIMBURSEMENT The Company agrees to reimburse (pound) 16,000 per year for private school tuition, which shall be paid to you at the rate of (pound) 1,333 per month, in arrears.

        EMPLOYMENT TERM The Company agrees to continue to employ you in the capacity of Managing Director for the UK Operations for a term commencing on the Start Date and ending on June 30, 2004.

        Your employment under this agreement may be terminated without further obligation or liability by DFG at any time for cause (defined, for purposes of this Agreement, as (1) willful misconduct, (2) dishonesty or
        (3) a final non-appealable adjudication in a criminal or civil proceeding that you have committed a criminal act).


DFG may terminate your employment without cause upon 30 day written notice to you, provided that DFG shall pay a severance benefit as follows: (1) if you are terminated during the first twelve months of this agreement, DFG shall pay moving expenses and an amount equal to one hundred percent of your base salary as then in effect, payable in twelve equal consecutive monthly installments on the first day of each month, commencing with the month after the month in which the termination occurs; and (2) if you are terminated during the term of this agreement after the first year, DFG shall pay moving expenses and an amount equal to fifty percent of your base salary as then in effect, payable in twelve equal consecutive monthly installments on the first day of each month, commencing with the month after the month in which the termination occurs. Payment of the severance benefit shall be your sole remedy in the event of DFG's termination of this agreement for any reason.

In the event that you are terminated without cause during the term of this agreement, you shall be required to undertake good faith efforts to seek alternative employment, and any compensation earned or amounts paid in any such alternative employment shall serve to mitigate DFG's severance obligations hereunder.

RESTRICTIVE COVENANT In consideration of your employment with DFG, you agree that you will not, for a period of two years following the termination of your employment for any reason, as set forth herein (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intent of the parties that this agreement shall be so enforced): (a) directly or indirectly engage in any state or territory of the United States, Canada, and the United Kingdom in which at such time DFG conducts business, in any business directly competitive with the business conducted by DFG at the time of termination, either as employee, agent for any person, independent contractor, consultant, owner, partner, lender, officer, director or stockholder, (b) directly or indirectly disclose to any person, firm or corporation any operational, financial, technical or trade secrets, any details of organization or business affairs, or any names or addresses of past or present customers of DFG; (c) directly or indirectly request any individuals or entities with whom DFG has or may in the future have business relationships to curtail or cancel their business with DFG; (d) solicit, canvass, or accept any business for any other company, or business similar to DFG's check-cashing or consumer loan business, from any past, present or future customer of DFG; or (e) directly or indirectly induce or attempt to influence any employee or consultant of DFG's to terminate his or her employment or consultant relationship. For purposes of this agreement, the terms "DFG" shall be deemed to include Dollar Financial Group, Inc. and all of its subsidiary and affiliated corporations.

All inventions, discoveries, improvements, processes, formulae and data that you may make, conceive or learn during the term of your employment, whether during working hours or otherwise, or within one month following the termination of your employment for any reason, shall be DFG's exclusive property. You agree to make prompt disclosure to DFG of all such inventions, etc., and to do at your expense all lawful things necessary or useful to assist DFG in securing their full enjoyment and protection.

You further agree, upon termination of your employment for any reason, to deliver possession of all property, including but not limited to, documents or materials relating to DFG's business, all evidence of or records relating to it's customers, all of which property, documents, materials and/or customer and business records and other property shall be at all times property of DFG.

CHOICE OF LAW The Agreement shall be governed by and construed in accordance with the laws of the State of New York and the parties hereto hereby submit to the jurisdiction of the courts of the State of New York.

        OTHER BENEFITS You shall be eligible to participate in all fringe benefit programs of DFG offered to it's senior management employees located in the United Kingdom. The Company agrees to contribute to a pension plan of your choice, an amount equal to 7% of your annual base salary, per year.

        REPORTING RELATIONSHIPS While serving in the position of Managing Director of UK Operations, you will report directly to Jeff Weiss, Chairman and Chief Executive Officer, and Don Gayhardt, President.

Please call if you have any questions.
Sincerely,
/s/ Donald F. Gayhardt

Donald F. Gayhardt
President
Dollar Financial Group, Inc.

Mr. Cameron Hetherington
April 1, 2002



        ACCEPTANCE This letter contains the entire agreement between you and the company. There are no other oral or written agreements between you and the company. Please confirm that this letter accurately sets forth our understanding by signing and returning this letter.





Accepted and Agreed to:




/s/ Cameron Hetherington
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